UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 6)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)



             NATIONAL STEEL COMPANY (COMPANHIA SIDERURGICA NACIONAL)
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)



                                  COMMON SHARES
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)



                                   20440W 10 5
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 2002
--------------------------------------------------------------------------------
                          (DATE OF EVENT WHICH REQUIRES
                            FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]        Rule 13d-1(b)
[_]        Rule 13d-1(c)
[X]        Rule 13d-1(d)

CUSIP NO. 20440W 10 5                13G                       PAGE 2 OF 8 PAGES

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Benjamin Steinbruch
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Brazil
--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER
  NUMBER OF                   550,524,401*
   SHARES           ------------------------------------------------------------
BENEFICIALLY         6   SHARED VOTING POWER
OWNED BY EACH                 -0-*
  REPORTING         ------------------------------------------------------------
 PERSON WITH         7   SOLE DISPOSITIVE POWER
                              1,168,100,001*
                    ------------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER
                              -0-*
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     550,524,401*
--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |X|
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.77%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

--------------------
* Does not include 33,337,090,988 shares beneficially owned by Vicunha Siderurgia S.A. as reported on its Schedule 13D filed on July 10, 2001 and amended on February 14, 2003. Vicunha Siderurgia S.A. is indirectly owned by Benjamin Steinbruch, Jacks Rabinovich and members of their families.

CUSIP NO. 20440W 10 5                13G                       PAGE 3 OF 8 PAGES

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Jacks Rabinovich
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Brazil
--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER
  NUMBER OF                   1*
   SHARES           ------------------------------------------------------------
BENEFICIALLY         6   SHARED VOTING POWER
OWNED BY EACH                 -0-*
  REPORTING         ------------------------------------------------------------
 PERSON WITH         7   SOLE DISPOSITIVE POWER
                              1*
                    ------------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER
                              -0-*
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1*
--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |X|

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

* Does not include 33,337,090,988 shares beneficially owned by Vicunha Siderurgia S.A. as reported on its Schedule 13D filed on July 10, 2001. Vicunha Siderurgia S.A. is indirectly owned by Benjamin Steinbruch, Jacks Rabinovich and members of their families.

ITEM 1(A).        NAME OF ISSUER:

                  Companhia Siderurgica Nacional

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Rua Lauro Muller
                  116 - 36(degree) andar
                  Rio de Janeiro, RJ, Brazil

ITEM 2(A).        NAME OF PERSON FILING:

                  Benjamin Steinbruch
                  Jacks Rabinovich

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF  NONE, RESIDENCE:

                  Benjamin Steinbruch
                  Jacks Rabinovich
                  Rua Itacolomi, 412, 10(degree) andar
                  Sao Paulo, SP  Brazil

ITEM 2(C).        CITIZENSHIP:

                  See item 4 on Page 2
                  See item 4 on Page 3

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Shares

ITEM 2(E).        CUSIP NUMBER:

                  20440W 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: (Not Applicable)

         (a)  |_| Broker or dealer registered under Section 15 of the Act

         (b)  |_| Bank as defined in Section 3(a)(6) of the Act

         (c)  |_| Insurance Company as defined in Section 3(a)(19) of the
                  Act

         (d) |_| Investment Company registered under Section 8 of the Investment Company Act

         (e) |_| Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940

         (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F)

         (g)  |_| Parent Holding Company, in accordance with Rule
                  13d-1(b)(1)(ii)(G); see Item 7

         (h)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.           OWNERSHIP.

         (a)      Amount beneficially owned:

                           See item 9 on Page 2
                           See item 9 on Page 3

         (b)      Percent of class:

                           See item 11 on Page 2
                           See item 11 on Page 3

         (c)      Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote:

                           See item 5 on Page 2
                           See item 5 on Page 3

                  (ii)  Shared power to vote or to direct the vote:

                           See item 6 on Page 2
                           See item 6 on Page 3

                  (iii) Sole power to dispose or to direct the disposition of:
                        _____ Common Shares

                           See item 7 on Page 2
                           See item 7 on Page 3

                  (iv)  Shared power to dispose or to direct the disposition of:

                           See item 8 on Page 2
                           See item 8 on Page 3

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 17, 2003
                                        (Date)



                                          /S/ BENJAMIN STEINBRUCH
                                        ----------------------------------------
                                        (Signature)



                                          Benjamin Steinbruch
                                        ----------------------------------------
                                        (Name/Title)

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 17, 2003
                                        (Date)



                                          /S/ JACKS RABINOVICH
                                        ----------------------------------------
                                        (Signature)



                                          Jacks Rabinovich
                                        ----------------------------------------
                                        (Name/Title)

                            Exhibit A to Schedule 13G

                             Joint Filing Agreement
                            Pursuant to Rule 13d-1(k)

         The undersigned persons (the "Reporting Persons") hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf.

         Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: February 17, 2003


                                          /S/ BENJAMIN STEINBRUCH
                                        ----------------------------------------
                                        Name:  Benjamin Steinbruch


                                          /S/ JACKS RABINOVICH
                                        ----------------------------------------
                                        Name:  Jacks Rabinovich